Exhibit 99.1

       Emclaire Financial Corp. Announces Management Transition


    EMLENTON, Pa.--(BUSINESS WIRE)--June 26, 2007--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton (the "Bank"), announced today the appointment of William C. Marsh as the Bank's President and Chief Executive Officer, effective July 1, 2007. David L. Cox, the current Chairman, Chief Executive Officer and President of the Corporation and the Bank, will remain Chairman of the Bank and Chairman, President and Chief Executive Officer of the Corporation.

    The Corporation and the Bank believe this promotion from within will facilitate the Corporation's long-term expansion plans by sharing executive responsibilities and permitting Mr. Cox to focus on the Corporation's growth and other strategic initiatives as Mr. Marsh assumes the daily oversight of the Bank.

    David L. Cox stated that by approving this management transition and succession plan, the "Board of Directors sought to continue the successful and profitable operations of the Bank and establish a platform for continuity of culture, customer service and tradition. Although Bill will be more involved in the day to day operations of the Bank, I intend to leverage my institutional knowledge of the Bank and my thirty-plus years of financial services experience to provide oversight and assist in the achievement of the Corporation's long-term goals."

    Further, in order to provide for the continued stability in the Corporation's executive management team, the Corporation and the Bank have entered into three year employment contracts with each of Mr. Cox and Mr. Marsh.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

    CONTACT: Emclaire Financial Corp.
             David L. Cox
             Chairman of the Board, President and
             Chief Executive Officer
             or
             William C. Marsh
             Executive Vice President
             Phone: 724-867-2311